PRESS RELEASE
                     FOR RELEASE MARCH 20, 2009 AT 4:00 P.M.

                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 256-5000
                               BCSB Bancorp, Inc.

           BCSB BANCORP, INC. REACHES AGREEMENT WITH MAJOR SHAREHOLDER

March 20, 2009---- BCSB Bancorp, Inc. (Nasdaq: BCSB) the parent company of Baltimore County Savings Bank, announced today that it has reached an agreement with a major shareholder, PL Capital, LLC and its affiliates (PL Capital), whereby BCSB has amended its bylaws to remove a local residency requirement for directors. BCSB made an additional commitment with respect to a proposed equity incentive plan that will be submitted to stockholders at the 2009 annual meeting. Specifically, as long as PL Capital remains a 5% or greater beneficial owner of BCSB common stock, any options to acquire BCSB common stock granted under the proposed equity incentive plan will be granted at an exercise price equal to the greater of (i) $10.00 per share, or (ii) the fair market value of a share of BCSB common stock on the date of grant.

PL Capital agreed to withdraw its December 10, 2008 stockholder proposal, that would have been submitted to stockholders at the 2009 annual meeting, that the Board of Directors take steps necessary to amend the Bylaws to eliminate the local residency requirement for directors. In addition, PL Capital agreed to support the Nominating Committee's nominees for election and to vote as recommended by the Board of Directors with respect to other future stockholder proposals at the 2009 and 2010 annual meetings of stockholders, to vote for the approval of the proposed equity incentive plan at the 2009 annual meeting, and to refrain from taking certain other actions through September 30, 2010.

Joseph J. Bouffard, President of BCSB Bancorp, Inc. commented that "the Company was pleased to reach an agreement with PL Capital because it better aligns the Company's interests with those of its shareholders. By setting the option strike price at a minimum of $10/share, we put BCSB management on the same footing as shareholders who bought BCSB stock at $10/share during its recent public offering completed in April 2008." Bouffard further explained that this agreement would allow BCSB's management team to continue to fully focus on enhancing shareholder value during these extraordinary economic times.

BCSB Bancorp, Inc. operates principally through Baltimore County Savings Bank which was founded in 1955 and provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors, legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank are engaged, actual deposit levels at the time future FDIC assessments are calculated, the FDIC's future assessment rates and the FDIC's future assessments of the Bank's risk profile. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.